As filed with the Securities and Exchange Commission on March 13, 2013

Registration No. 333-160638

Registration No. 333-113752

Registration No. 333-60316

Registration No. 333-60381

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-160638

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-113752

POST EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-60316

POST EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-60381

Under The Securities Act of 1933

SPARTECH CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	43-0761773
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

120 S. Central Avenue, Suite 1700

Clayton, Missouri 63105

(Address of Principal Executive Offices Including Zip Code)

Spartech Corporation 2004 Equity Compensation Plan, as amended

2001 Stock Option Plan

Spartech Corporation Incentive Stock Option Plan

Spartech Corporation 401(K) Savings & Investment Plan

(Full Title of the Plan)

Julie McAlindon

PolyOne Center, 33587 Walker Road

Avon Lake, Ohio 44012

(440) 930-1000

(Name, Address and Telephone Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

EXPLANATORY NOTE

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by Spartech Corporation (the “Company”) with the Securities and Exchange Commission:

1.	Registration Statement No. 333-160638 registering 2,500,000 common shares of the Company, par value $.75 per share (“Common Stock”), filed on July 17, 2009, issuable under the Spartech Corporation 2004 Equity Compensation Plan, as amended.

2.	Registration Statement No. 333-113752 registering 3,000,000 shares of Common Stock, filed on March 19, 2004, issuable under the Spartech Corporation 2004 Equity Compensation Plan, as amended.

3.	Registration Statement No. 333-60316 registering 3,000,000 shares of Common Stock filed on May 7, 2001, as amended by the post-effective amendment, filed on October 10, 2003, issuable under the 2001 Stock Option Plan.

4.	Registration Statement No. 333-60381 registering 2,000,000 shares of Common Stock filed on July 31, 1998, as amended by the post-effective amendment, filed on October 10, 2003, issuable under the Spartech Corporation Inventive Stock Option Plan and the Spartech Corporation 401(k) Savings and Investment Plan.

On March 13, 2013, pursuant to an Agreement and Plan of Merger dated as of October 23, 2012, by and among the Company, PolyOne Corporation (“Parent”), 2012 RedHawk, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and 2012 RedHawk, LLC (n/k/a PolyOne Designed Structures and Solutions LLC), a wholly owned subsidiary of Parent (“Merger LLC”), the Company merged with and into Merger Sub (the “Merger”), with the Company continuing as the surviving corporation in the merger as a wholly owned subsidiary of Parent and, immediately after the Merger, the Company merged with and into Merger LLC (the “Subsequent Merger”), with Merger LLC surviving as a wholly owned subsidiary of Parent.

In connection with the Merger and Subsequent Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, pursuant to the undertakings contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this post-effective amendment to the Registration Statements to deregister all of such securities of the Company registered but unsold as of the effective time of the Merger under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act, PolyOne Designed Structures and Solutions LLC, as successor by merger to the registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Avon Lake, state of Ohio, on this 13th day of March, 2013.

POLYONE DESIGNED STRUCTURES AND SOLUTIONS LLC (as successor by merger to Spartech Corporation)

By:	/s/ Julie McAlindon
Julie McAlindon
President

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: March 13, 2013	/s/ Julie McAlindon
Julie McAlindon
President (Principal Executive Officer)

Date: March 13, 2013	/s/ Daniel J. O’Bryon
Daniel J. O’Bryon Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

Date: March 13, 2013	/s/ Lisa K. Kunkle
Lisa K. Kunkle
Vice President, General Counsel & Secretary of
PolyOne Corporation, sole member of PolyOne
Designed Structures and Solutions LLC